UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2011

Apple REIT Nine, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company”) is making this report in accordance with Item 1.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2011, we caused one of our subsidiaries, Apple Nine Ventures Ownership, Inc., to enter into a contract for the potential sale of its 110 parcels of land with all associated improvements and rights owned by the Company (“the Land”) located in the Ft. Worth, Texas area leased to a third party. The purchase price for the Land is $198.4 million. The contract is with 111 Realty Investors, LP (“the Purchaser). We do not, nor do any of our subsidiaries, have a material relationship with the Purchaser. However, a partner of the Purchaser is also a member of the board of directors of Apple REIT Ten, Inc., a related party of the Company. There can be no assurance at this time that our subsidiary will in fact close on the sale of this Land.

The Purchaser is required to make a deposit under the contract of $100,000. The deposit is refundable to the Purchaser upon its election to terminate the contract during the “review period”, which ends on October 1, 2011. During the review period, the Purchaser will have the opportunity to evaluate the legal, title, survey, environmental, economic, and any other information needed to determine the suitability of the Land for the Purchaser’s intended use. The Purchaser may terminate the contract at any time during the review period. If a closing occurs under the contract, the deposit will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include but are not limited to the following: the Purchaser having performed and complied in all material respects with the covenants under the contract and all third party consents having been obtained. If any of the closing conditions under the contract are not satisfied by the Purchaser, our subsidiary may terminate the contract.

Accordingly, as of the date of this report and until the closing on the sale of the Land, which is anticipated to take place by before the end of the Review Period there can be no assurance that our subsidiary will sell the Land.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

August 8, 2011